As filed with the Securities and Exchange Commission on March 16, 2004	File No. 333-111818

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 1 TO
FORM S-3
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

SUPERCONDUCTOR TECHNOLOGIES INC.
(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	77-0158076 (I.R.S. Employer Identification Number)

460 Ward Drive, Santa Barbara, CA 93111-2310
(805) 690-4500
(Address, Including Zip Code, and Telephone Number, Including Area Code, of
Registrant’s Principal Executive Offices)
____________________________

M. Peter Thomas	Copies of communications sent to:
President and Chief Executive Officer SUPERCONDUCTOR TECHNOLOGIES INC. 460 Ward Drive Santa Barbara, CA 93111-2310 (805) 690-4500 (Name and address of agent for service)	Daniel G. Christopher, Esq. GUTH/CHRISTOPHER LLP 10866 Wilshire Boulevard, Suite 1250 Los Angeles, CA 90024-4357 (310) 234-6922

     Approximate date of commencement of proposed sale to the public: From time to time after the effective date of the Registration Statement, as determined by the Registrant.

     If the only securities being registered on this form are to be offered pursuant to dividend or interest reinvestment plans, please check the following box. [   ]

     If the only securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [   ]

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [   ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [   ]

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
	Amount	Offering Price	Aggregate		Amount of
Title of Securities to be Registered	to be Registered	Per Share	Offering Price		Registration Fee

Common Stock, par value $.001 per share	—	—	—		—
Preferred Stock, par value $.001 per share	—	—	—		—
Debt Securities	—	—	—		—
Warrants	—	—	—		—

Total	—	—	$80,000,000	(1)(2)(3)(4)	$6,472	(5)

(1)	The table does not specify information as to the amount of any particular security to be registered pursuant to Rule 457(o) under the Securities Act of 1933, which permits the registration fee to be calculated on the basis of the maximum offering price of all securities listed.

(2)	We are registering an indeterminate number of shares of common stock and preferred stock, an indeterminate principal amount of debt securities and an indeterminate amount of warrants which may be offered from time to time at indeterminate prices. The aggregate initial offering price of these securities will not exceed $80,000,000. If any debt securities are issued at an original issue discount, then the offering price of such debt securities will be in such greater principal amount as shall result in an aggregate initial offering price not to exceed $80,000,000, less the aggregate dollar amount of all securities previously issued hereunder. Any securities registered hereunder may be sold separately or as units with other securities registered hereunder. The securities registered also include such indeterminate amounts and numbers of common stock, preferred stock and debt securities as may be issued upon exercise of warrants or conversion of or exchange for preferred stock or debt securities that provide for conversion or exchange or pursuant to the antidilution provisions of any such securities.

(3)	The proposed maximum aggregate offering price per class of security and per unit or share will be determined from time to time by the Registrant in connection with the issuance by the Registrant of the securities registered hereunder and is not specified as to each class of security pursuant to General Instruction II.D of Form S-3 under the Securities Act of 1933.

(4)	The aggregate amount of common stock registered hereunder is limited, solely for purpose of any at-the-market offering, to that which is permissible under Rule 415(a)(4) of the Securities Act of 1933.

(5)	Calculated pursuant to Rule 457(o) under the Securities Act of 1933 and previously paid by the Registrant in connection with the original filing of this Registration Statement.

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

IMPORTANT NOTICE TO READERS
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
SUMMARY
RISK FACTORS
USE OF PROCEEDS
RATIO OF EARNINGS TO FIXED CHARGES
DESCRIPTION OF COMMON AND PREFERRED STOCK
DESCRIPTION OF DEBT SECURITIES
DESCRIPTION OF WARRANTS
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION
DOCUMENTS INCORPORATED BY REFERENCE
PART II
ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION
ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS
ITEM 16. EXHIBITS
ITEM 17. UNDERTAKINGS
SIGNATURES
EXHIBIT 4.2
EXHIBIT 5.1
EXHIBIT 12.1
EXHIBIT 23.2
EXHIBIT 23.3

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS (Subject to Completion)
dated March 16, 2004

$80,000,000

     We may offer, from time to time, together or separately, up to $80,000,000 aggregate amount, of:

•	common stock

•	preferred stock

•	debt securities

•	warrants

     We may offer the securities in one or more series, in amounts, at prices and on terms determined at the time of offering. We will provide the specific terms of any securities we actually offer for sale in supplements to this prospectus.

     You should read this prospectus and each supplement carefully before you invest in any of our securities. This prospectus may not be used to sell securities unless accompanied by a prospectus supplement.

     Our common stock is traded on the Nasdaq National Market under the symbol “SCON.” On March 12, 2004, the closing sale price of our common stock on the Nasdaq National Market was $2.15 per share. The preferred stock, debt securities and warrants are not currently publicly traded.

     We may sell the securities directly to you, through agents we select, or through underwriters or dealers we select. If we use agents, underwriters or dealers to sell the securities, they will be named and their compensation will be described in one or more prospectus supplements. The net proceeds we expect to receive from such sales will be set forth in the prospectus supplement.

Investing in our securities involves risks. You should carefully consider the risk factors beginning on page 5 of this prospectus before you make an investment in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities described in this prospectus or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is __________ __, 2004.

IMPORTANT NOTICE TO READERS

     This prospectus is part of a registration statement we filed with the Securities and Exchange Commission, or SEC, using a “shelf” registration process. Under the shelf registration process, using this prospectus, together with a prospectus supplement, we may sell, from time to time, in one or more offerings, any combination of the securities described in this prospectus in a dollar amount that does not exceed $80,000,000 in the aggregate. This prospectus provides you with a general description of the securities we may offer. Each time we offer securities, a prospectus supplement will be provided that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus.

     You should read this prospectus, the applicable prospectus supplement and the information incorporated by reference in this prospectus before making an investment in our securities. See “Where You Can Find More Information” for more information. You should rely only on the information contained in or incorporated by reference in this prospectus or a prospectus supplement. We have not authorized anyone to provide you with different information. This document may be used only in jurisdictions where offers and sales of these securities are permitted. You should not assume that information contained in this prospectus, in any supplement to this prospectus, or in any document incorporated by reference is accurate as of any date other than the date on the front page of the document that contains the information, regardless of when this prospectus is delivered or when any sale of our securities occurs.

     In this prospectus, we use the terms “STI,” “we,” “us” and “our” to refer to the combined and ongoing business operations of Superconductor Technologies Inc. and its subsidiaries.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

     This prospectus and the documents incorporated by reference into it contain forward-looking statements that involve risks and uncertainties. We have made these statements in reliance on the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Our forward-looking statements relate to future events or our future performance and include, but are not limited to, statements concerning our business strategy, future commercial revenues, market growth, capital requirements, new product introductions, expansion plans and our funding requirements. Other statements contained in our filings that are not historical facts are also forward-looking statements. We have tried, wherever possible, to identify forward-looking statements by terminology such as “may,” “will,” “could,” “should,” “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates” and other comparable terminology.

     Forward-looking statements are not guarantees of future performance and are subject to various risks, uncertainties and assumptions that are difficult to predict. Therefore, actual results may differ materially from those expressed in forward-looking statements. They can be affected by many factors, including, those discussed under the caption “Risk Factors” on page 5 of this prospectus and under the caption “Management’s Discussion and Analysis of Financial Condition and Results of Operations” on page 13 of our Annual Report on Form 10-K for the year ended December 31, 2003 which is incorporated by reference into this prospectus. Forward-looking statements are based on information presently available to senior management, and we do not assume any duty to update our forward-looking statements.

SUMMARY

Our Company

     We develop, manufacture and market high performance products to service providers, systems integrators and original equipment manufacturers in the commercial wireless telecommunications industry. Our innovative products, known commercially as SuperLink™ Solutions, maximize the performance of wireless networks by improving the quality of “uplink” signals from subscriber terminals (wireless handsets or mobile wireless devices) to network base stations and of “downlink” signals from network base stations to subscriber terminals. These premium products are built around our flagship, SuperLink Rx, and work in concert to provide Total LinkSM Enhancement, combining the benefits of our complementary solutions to meet the growing demand of the wireless telecommunications industry for improved capacity, reduced interference and greater coverage for their network base stations.

     SuperLink Solutions consist of two unique product families: SuperLink Rx and SuperPlex™. Together, these solutions allow service providers to benefit from lower capital and operating costs compared to other options. They also increase minutes of use because subscribers experience better call quality and fewer dropped calls. They also increase the speed of data transmissions.

•	SuperLink Rx. In order to receive uplink signals from wireless terminals, base stations require a wireless filter system to eliminate, or filter out, out-of-band interference. To address this need, we offer SuperLink Rx. Deployed in base stations, these products combine specialized filters using high-temperature superconducting (HTS) technology with a proprietary cryogenic cooler and a cryogenically cooled low-noise amplifier. The result is the ultimate uplink, a highly compact and reliable cryogenic receiver front-end (CRFE) that can simultaneously deliver both high selectivity (interference rejection) and high sensitivity (detection of low level signals). SuperLink Rx products thereby offer significant advantages over conventional filter systems.

•	SuperPlex. For antenna sharing without compromise, we offer SuperPlex, a line of multiplexers that provide extremely low insertion loss and excellent cross-band isolation.

     We have undergone three unique phases of development since our incorporation in 1987. From 1987 to 1996, we focused primarily on the research and development of HTS technologies. From 1997 to 2001, our second phase, we made the transition from a research and development firm to a commercial operating company. During this time we launched our first commercial HTS product, the SuperFilter System, and concentrated on commercializing HTS technology for the U.S. wireless market. We are now in our third phase of development. Our Company has evolved from one oriented solely around HTS technology to one that is committed to providing best-in-class link enhancement solutions to the global wireless infrastructure market. Following our strategy of Total Link Enhancement, (simultaneously optimizing the performance of the uplink, the downlink and the antenna), we now offer innovative technologies across multiple product lines and in multiple geographic markets.

     Our expanded product line of SuperLink Solutions, combined with our increased sales and marketing activities, has resulted in multiple product orders over the last year. In January 2003, we reached a major milestone, shipping our 2,000th system of the SuperLink Rx family, only 14 months after hitting the 1,000-unit mark. At the close of 2003, approximately 3,800 SuperLink Rx products were deployed in networks worldwide, with approximately 42 million cumulative hours of operation. In August 2003, we introduced SuperLink Rx 1900, an integrated CRFE unit designed specifically for the PCS wireless market. SuperLink Rx 1900 is STI’s first fully integrated system designed for outdoor use. The fully weatherized unit includes a SuperLink Rx front-end and up to six dual duplexers in an outdoor enclosure.

     We acquired Conductus, Inc. on December 18, 2002. Conductus was a competing supplier of high-temperature superconducting technology for wireless networks.

     We were incorporated in Delaware in 1987. Our facilities and executive offices are located at 460 Ward Drive, Santa Barbara, California 93111 2310, and our telephone number is (805) 690-4500. Additional information about us is available on our website at www.suptec.com. The information on our web site is not incorporated herein by reference.

The Securities We May Offer

     With this prospectus, we may offer common stock, preferred stock, debt securities and warrants, or any combination of the foregoing. The aggregate initial offering price of all securities we sell in the primary offering under this prospectus will not exceed $80,000,000. If we issue debt securities at a discount from their original stated principal amount, then, for purposes of calculating the total dollar amount of all securities issued under this prospectus, we will treat the initial offering price of the debt securities as the total original principal amount of the debt securities. Each time we offer securities with this prospectus, we will provide offerees with a prospectus supplement that will contain the specific terms of the securities being offered. The following is a summary of the securities we may offer with this prospectus.

     We may sell the securities to or through underwriters, dealers or agents or directly to purchasers. We, as well as any agents acting on our behalf, reserve the sole right to accept and to reject in whole or in part any proposed purchase of securities. Each prospectus supplement will set forth the names of any underwriters, dealers or agents involved in the sale of securities described in that prospectus supplement and any applicable fee, commission or discount arrangements with them.

Common Stock

     We may offer shares of our common stock, par value $0.001 per share, either alone or underlying other registered securities convertible into our common stock. Holders of our common stock are entitled to such dividends as our board of directors may declare from time to time out of legally available funds, subject to the preferential rights of the holders of any shares of our preferred stock that are outstanding or that we may issue in the future. Currently, we do not pay any dividends. Each holder of our common stock is entitled to one vote per share. Holders of our common stock have no preemptive rights. In this prospectus, we provide a general description of, among other things, our dividend policy and the transfer and voting restrictions that apply to holders of our common stock.

Preferred Stock

     We may issue shares of preferred stock in one or more classes or series. Our board of directors or a committee designated by our board of directors will determine the dividend, voting and conversion rights and other provisions at the time of sale. The particular terms of each class or series of preferred stock, including redemption privileges, liquidation preferences, voting rights, dividend rights and/or conversion rights, will be more fully described in the applicable prospectus supplement relating to the preferred stock offered thereby.

Debt Securities

     We may offer general obligations, which may be secured or unsecured, senior or subordinated and convertible into shares of our common stock or preferred stock. In this prospectus, we refer to the senior debt securities and the subordinated debt securities together as the “debt securities.” We may issue debt securities under an indenture to be entered between us and a trustee; a form of the indenture is included as an exhibit to the registration statement of which this prospectus is a part. The indenture does not limit the amount of securities that may be issued under it and provides that debt securities may be issued in one or more series. The senior debt securities will have the same rank as all of our other indebtedness that is not subordinated. The subordinated debt securities will be entitled to payment only after payment on our senior debt. In addition, the subordinated debt securities will be effectively subordinated to creditors and preferred stockholders of our subsidiaries. Our board of directors will determine the terms of each series of debt securities being offered. This prospectus contains only general terms and provisions of the debt securities. The applicable prospectus supplement will describe the particular terms of the debt securities offered thereby.

Warrants

     We may offer warrants for the purchase of debt securities, shares of preferred stock or shares of common stock. We may issue the warrants by themselves or together with debt securities, preferred stock or common stock and the warrants my be attached to or separate from any offered securities. Each series of securities warrants will be issued under a separate warrant agreement to be entered into between us and a warrant agent. Our board of directors will determine the terms of the warrants. This prospectus contains only general terms and provisions of the warrants. The applicable prospectus supplement will describe the particular terms of the securities warrants being offered thereby.

RISK FACTORS

Risks Related to Our Business

We have a history of losses and may never become profitable.

     In each of our last five years, we have experienced significant net losses and negative cash flows from operations. If we fail to increase our revenues, specifically revenues in connection with our SuperLinkTM products, we may not achieve and maintain profitability and may not meet our expectations.

We need to raise additional capital, and our inability to raise capital would adversely affect our ability to implement our current business plan and ultimately our viability as a company.

     Our auditors have included in their report for 2003 an explanatory paragraph expressing doubt about our ability to continue as a going concern due to past losses and negative cash flows. They included a similar explanatory paragraph in their audit report for 2002. During 2003, we incurred a net loss of $11.3 million and negative cash flows from operations of $18.5 million. We are also experiencing lower than expected revenues in the first quarter of 2004. We had cash and cash equivalents of $11.1 million at December 31, 2003. We do not believe this is a sufficient amount of capital, and we will need additional financing in the short term.

     We cannot give assurance that additional financing (public or private) will be available on acceptable terms or at all. If we issue additional equity securities to raise funds, the ownership percentage of its existing stockholders would be reduced. New investors may demand rights, preferences or privileges senior to those of existing holders of common stock. If we cannot raise any needed funds, we would also be forced to make further substantial reductions in its operating expenses, which could adversely affect our ability to implement our current business plan and ultimately our viability as a company.

We rely upon a few customers for the majority of our commercial revenues and the loss of any one of these customers, or a significant loss, reduction or rescheduling of orders from any of these customers, would have a material adverse effect on our business, results of operations and financial condition.

     We sell most of our products to a small number of wireless carriers, and we expect that this will continue. We derived 85% of our commercial product revenues from Alltel and Verizon Wireless in 2003 and 92% of our commercial product revenues from Alltel and U.S. Cellular in 2002. Our future success is dependent upon the continued purchases of our products by wireless carriers and any fluctuations in demand from such customers would negatively impact our results of operations. Unanticipated demand fluctuations can have a negative impact on our revenues and business and an adverse effect on our results of operations and financial condition. In addition, our dependence on a small number of major customers exposes us to numerous other risks, including:

•	a slowdown or delay in the deployment, upgrading or improvement of wireless networks by any one customer could significantly reduce demand for our products;

•	reductions in a single customer’s forecasts and demand could result in excess inventories;

•	each of our customers have significant purchasing leverage over us to require changes in sales terms including pricing, payment terms and product delivery schedules;

•	concentration of accounts receivable credit risk, which could have a material adverse effect on our liquidity and financial condition if one of our major customers declared bankruptcy or delayed payment of their receivables.

     Many of our customers also provide minimal lead-time prior to the release of their purchase orders and have non-binding commitments to purchase from us. This further impacts our ability to forecast future revenue.

The wireless communication industry is highly concentrated, which limits the number of potential customers, and further industry consolidation could result in the loss of key customers.

     The wireless communication industry is highly concentrated in nature and may become more concentrated due to anticipated industry consolidation. As a result, we believe that the number of potential customers for our products will be limited. We also face significant risks in the event any of our key customers is acquired by a company that has not adopted our technology or not adopted it to the same extent. In that event, we could face a significant decline in our sales to the acquired customer. For example, we believe that one customer has stopped work temporarily on certain infrastructure projects because of its pending acquisition. Some of these projects involved our products. We cannot predict the impact the acquisition will have on the capital spending plans of this customer, and the acquisition could adversely affect our ability to convert this customer into a significant customer.

We expect significant fluctuations in sales and operating results from quarter to quarter.

     Our quarterly results fluctuate due to a number of factors, including:

•	the lack of any obligation by our customers to purchase their forecasted demand for our products;

•	variations in the timing, cancellation, or rescheduling of customer orders and shipments;

•	high fixed expenses that may disproportionately impact operating expenses, especially during a quarter with a sales shortfall; and

•	discounts given to certain customers for large volume purchases.

     We have regularly generated a large percentage of our revenues in the last month of a quarter. Since we attempt to ship products quickly after we receive orders, we may not always have a significant backlog of unfilled orders at the start of each quarter and we may be required to book a substantial portion of our orders during the quarter in which such orders ship. Our major customers generally have no obligation to purchase forecasted amounts and may cancel orders, change delivery schedules or change the mix of products ordered with minimal notice and without penalty. As a result, we may not be able to accurately predict our quarterly sales. Any shortfall in sales relative to our quarterly expectations or any delay of customer orders would adversely affect our revenues and results of operations.

     Order deferrals and cancellations by our customers, declining average sales prices, changes in the mix of products sold, delays in the introduction of new products and longer than anticipated sales cycles for our products have, in the past, adversely affected our results of operations. Despite these factors, we maintain significant finished goods, work-in-progress and raw materials inventory to meet estimated order forecasts. If our customers purchase less than the forecasted amounts or cancel or delay existing purchase orders, there will be higher levels of inventory that face a greater risk of obsolescence. If our customers desire to purchase products in excess of the forecasted amounts or in a different product mix, there may not be enough inventory or manufacturing capacity to fill their orders.

     Our expense levels and expansion plans, including plans to increase research and development efforts, manufacturing capacity and sales and marketing efforts, are based in large part on expectations of future revenue. These items of expense are relatively fixed in the short-term. We may be unable to adjust spending in a timely manner to compensate for any unexpected revenue shortfall. Consequently, operating results in any given period are likely to be disproportionately harmed if revenue in that period falls below expectations.

     Due to these and other factors, our past results are not reliable indicators of our future performance. Future revenues and operating results may not meet the expectations of stock analysts and investors. In either case, the price of our common stock could be materially adversely affected.

We depend on the capital spending patterns of wireless network operators, and if capital spending is decreased or delayed, our business may be harmed.

     Because we rely on wireless network operators for product purchases, any substantial decrease or delay in capital spending patterns in the wireless communication industry may harm our business. Demand from customers for our products depends to a significant degree upon the magnitude and timing of capital spending by these customers for constructing, rebuilding or upgrading their systems. The capital spending patterns of wireless network operators depend on a variety of factors, including access to financing, the status of federal, local and foreign government regulation and deregulation, changing standards for wireless technology, overall demand for wireless services, competitive pressures and general economic conditions. In addition, capital spending patterns in the wireless industry can be subject to some degree of seasonality, with lower levels of spending in the third calendar quarter, based on annual budget cycles.

Our reliance on a limited number of suppliers and the long lead time of components for our SuperLinkTM products could impair our ability to manufacture and deliver our systems on a timely basis.

     We currently purchase substrates for growth of high-temperature superconductor thin-films from two suppliers because of the quality of its substrates. A thin film is a thin layer of high-temperature superconductor material. There are additional components that we source from a single vendor due to the present volume. Our reliance on sole or limited source suppliers involves certain risks and uncertainties, most of which are beyond our control. These include the possibility of a shortage or the discontinuation of certain key components. Any reduced availability of these parts or components when required could impair our ability to manufacture and deliver our systems on a timely basis and result in the cancellation of orders, which could harm our business.

     In addition, the purchase of some of our key components involves long lead times and, in the event of unanticipated increases in demand for our SuperLink products, we may be unable to obtain these components in sufficient quantities to meet our customers’ requirements. We do not have guaranteed supply arrangements with any of these suppliers, do not maintain an extensive inventory of parts or components and customarily purchase sole or limited source parts and components pursuant to purchase orders. Business disruptions, quality issues, production shortfalls or financial difficulties of a sole or limited source supplier could materially and adversely affect us by increasing product costs, or eliminating or delaying the availability of such parts or components. In such events, our inability to develop alternative sources of supply quickly and on a cost-effective basis could impair our ability to manufacture and deliver our systems on a timely basis and could harm our business.

We anticipate decreases in average selling prices, requiring us to reduce costs and introduce new systems in order to achieve and maintain profitability.

     In 2002, there was a reduction in average selling prices of SuperLinkTM products. This followed the discount on a large order of Superconductor products in December 2001. We will need to further reduce our manufacturing costs through engineering improvements and economies of scale in production and purchasing in order to achieve adequate gross margins. We may not be able to achieve the required cost savings at a rate needed to keep pace with competitive pricing pressure. Additionally, we may be forced to discount future orders. If we fail to reach our cost saving objectives or we are required to offer future discounts, our business may be harmed.

Changes in the mix of our sales channels could cause fluctuations in future operating results.

     We currently sell most of our products directly to wireless network operators in the United States. We plan, however, to expand our business in international markets by increasing our direct sales force and selling through resellers or directly through original equipment manufacturers. If and when changes in the mix of our sales channels occur, our gross profit and operating margins may fluctuate significantly.

We cannot predict whether our products will be commercially accepted, because commercial application of superconductive electronics technology has been limited to date.

     Although a number of commercial superconductive electronic products have been introduced by us to date, a significant portion of our aggregate revenue to date has been derived from government research and development contracts. New products or product enhancements may or may not be successfully developed, introduced and marketed. Any new products or product enhancements that are marketed may not be well received in the marketplace or achieve any significant degree of commercial acceptance.

Our ability to protect our patents and other proprietary rights is uncertain, exposing us to possible losses of competitive advantage.

     Our efforts to protect our proprietary rights may not succeed in preventing infringement by others or ensure that these rights will provide us with a competitive advantage. Pending patent applications may not result in issued patents and the validity of issued patents may be subject to challenge. Third parties may also be able to design around the patented aspects of the products. Additionally, certain of the issued patents and patent applications are owned jointly with third parties. Because any owner or co-owner of a patent can license its rights under jointly-owned patents or applications, inventions made by us jointly with others are not subject to our exclusive control. Any of these possible events could result in losses of competitive advantage.

Intellectual property infringement claims against us could materially harm results of operations.

     Our products incorporate a number of technologies, including high temperature superconductor technology, technology related to other materials, and electronics technologies. Our patent positions, and that of other companies using high-temperature superconductor technology, is uncertain and there is significant risk that others, including our competitors or potential competitors, have obtained or will obtain patents relating to our products or technologies or products or technologies planned to be introduced by us.

     We believe that patents may be or have been issued, or applications may be pending, claiming various compositions of matter used in our products. We may need to secure one or more licenses of these patents. There can be no assurances that such licenses could be obtained on commercially reasonable terms, or at all. We may be required to expend significant resources to develop alternatives that would not infringe such patents or to obtain licenses to the related technology. We may not be able to successfully design around these patents or obtain licenses to them and may have to defend ourselves at substantial cost against allegations of infringement of third party patents or other rights to intellectual property. In those circumstances, we could face significant liabilities and also be forced to cease the use of key technology.

     We are engaged in a patent dispute with ISCO International, Inc. relating to U.S. Patent No. 6,263,215 entitled “Cryoelectronically Cooled Receiver Front End for Mobile Radio Systems.” ISCO filed a complaint on July 17, 2001 in the United States District Court for the District of Delaware against us and our wholly-owned subsidiary, Conductus, Inc. The ISCO complaint alleged that our SuperFilter product and Conductus’ ClearSite® product infringe ISCO’s patent. The matter went to trial on March 17, 2003.

     On April 3, 2003, the jury returned a unanimous verdict that our SuperFilter III product does not infringe the patent in question, and that ISCO’s patent is invalid and unenforceable. The jury also awarded us $3.8 million in compensatory damages based upon a finding that ISCO engaged in unfair competition and acted in bad faith by issuing press releases and contacting our customers asserting rights under this patent.

     On April 17, 2003, we filed a Motion for Attorneys’ Fees and Disbursements, in which we asked the court to award us our attorneys’ fees and other expenses. On the same date, ISCO filed a motion, asking the court to overturn the verdict and grant a new trial. In August 2003, the court rejected ISCO’s request to overturn the jury’s verdict that the patent is invalid and not infringed by the SuperFilter III product, and accepted the jury’s verdict that the patent is unenforceable because of inequitable conduct committed by one of the alleged inventors. ISCO subsequently filed a notice of appeal as to this portion of the court’s decision. The court overturned the jury’s verdict of unfair competition and bad faith on the part of ISCO and the related $3.8 million compensatory damage award to us, and also denied our request for reimbursement of our legal fees associated with the case. We have filed a notice of appeal as to this portion of the court’s decision.

     If the appellate court overturns the jury’s verdict and grants ISCO a new trial, there is a risk that we may not prevail in a second trial. If this should happen, we could be subject to significant liabilities and be required to cease using key technology. In any case, the cost of defending continued litigation by ISCO, or any other intellectual property lawsuit, could constitute a major financial burden and materially and adversely affect our results of operations.

We depend on specific patents and licenses to technologies, and we will likely need additional technologies in the future that we may not be able to utilize.

     We utilize technologies under licenses of patents from others for our products. These patents may be subject to challenge, which may result in significant litigation expense (which may or may not be recoverable against future royalty obligations). Additionally, we continually try to develop new products, and, in the course of doing so, we may be required to utilize intellectual property rights owned by others and may seek licenses to do so. Such licenses may not be obtainable on commercially reasonable terms, or at all. It is also possible that we may inadvertently utilize intellectual property rights held by others, which could result in substantial claims.

Other parties may have the right to utilize technology important to our business.

     We utilize certain intellectual property rights under non-exclusive licenses or have granted to others the right to utilize certain intellectual property rights licensed from a third party. Because we may not have the exclusive rights to utilize such intellectual property, other parties may be able to compete with us, which may harm our business.

Because competition for target employees is intense, we may be subject to claims of unfair hiring practices, trade secrets misappropriation or other related claims.

     Companies in the wireless telecommunications industry whose employees accept positions with competitors frequently claim that competitors have engaged in unfair hiring practices, trade secrets misappropriation or other related claims. We may be subject to such claims in the future as we seek to hire qualified personnel, and such claims may result in material litigation. If this should occur, we could incur substantial costs in defending against these claims, regardless of their merits.

Our failure to anticipate and respond to developments in the wireless telecommunications market could substantially harm our business.

     Our efforts are focused on the wireless telecommunications market, including the 2G, 2.5G and 3G markets. The concentration of our resources on the wireless telecommunications market makes us potentially vulnerable to changes in this market, such as new technologies, future competition, changes in availability of capital resources or regulatory changes that could affect the competitive position and rate of growth of the wireless industry.

We may not be able to compete effectively in the superconductive electronics industry or against alternative technologies.

     Our products compete with a number of alternative approaches and technologies that increase the capacity and improve the quality of wireless networks. Some of these alternatives may be more cost effective or offer better performance than our products. Wireless network operators may opt to increase the number of transmission stations, increase tower heights, install filters and amplifiers at the top of antennas or use advanced antenna technology in lieu of purchasing our products. We may not succeed in competing with these alternatives.

     The market for superconductive electronics currently is small and in the early stages of commercialization. As superconductive electronics emerge as a viable alternative to current solutions, the market will become intensively competitive. A number of large companies with substantially greater financial resources and capabilities are engaged in programs to develop and commercialize products that may compete with those offered by us, or promote alternative solutions to meet the needs of the wireless network operators. For example, Dupont exhibited a tower top HTS front-end unit at a trade show in March 2002. Small companies, including ISCO International and CryoDevices, Inc., are also developing and commercializing superconductive electronic products for the telecommunications industry. Furthermore, academic institutions, governmental agencies and other public and private research organizations are engaged in development programs that may lead to commercial superconductive electronic products. Our success will depend on our ability to develop and maintain our technological leadership while managing the various risks described in this document.

We depend upon government contracts for a substantial portion of revenue, and our business may suffer if significant contracts are terminated or adversely modified or we are unable to win new contracts.

     We derive a portion of our revenue from a few large contracts with the U.S. government. As a result, a reduction in, or discontinuance of, the government’s commitment to current or future programs could materially reduce government contract revenue. Furthermore, Conductus’ license agreement with one company, General Dynamics Electronic Systems, Inc., prevents Conductus from competing with General Dynamics for certain hardware research and development government contracts. If future government research and development projects were limited to areas in which General Dynamics may prevent our Conductus subsidiary from competing, our financial condition could be significantly harmed.

     Contracts involving the U.S. government may include various risks, including:

•	Termination by the government;

•	Reduction or modification in the event of changes in the government’s requirements or budgetary constraints;

•	Increased or unexpected costs causing losses or reduced profits under contracts where prices are fixed or unallowable costs under contracts where the government reimburses for costs and pays an additional premium;

•	Risks of potential disclosure of confidential information to third parties;

•	The failure or inability of the main contractor to perform its contract in circumstances where either Superconductor or Conductus is a subcontractor;

•	The failure of the government to exercise options for additional work provided for in the contracts; and

•	The government’s right in certain circumstances to freely use technology developed under these contracts.

     The programs in which we participate may extend for several years, but are normally funded on an annual basis. The U.S. government may not continue to fund programs under which we have entered into contracts. Even if funding is continued, we may fail to compete successfully to obtain funding pursuant to such programs.

     All costs for services under government contracts are subject to audit, and the acceptance of such costs as allowable and allocable is subject to federal regulatory guidelines. We record contract revenues in amounts which we expect to be realized upon final audit settlement. Any disallowance of costs by the government could have an adverse effect on our business, operating results and financial condition. We cannot assure you that audits and adjustments will not result in decreased revenues and net income for those years. Additionally, because of our participation in government contracts, we are subject to audit from time to time for our compliance with government regulations by various agencies. Government agencies may conduct inquiries or investigations that may cover a broad range of activity. Responding to any such audits, inquiries or investigations may involve significant expense and divert management’s attention. In addition, an adverse finding in any such audit, inquiry or investigation could involve penalties that may harm our business.

We currently rely on specific technologies and may not successfully adjust to the rapidly changing superconductive electronics market.

     The field of superconductivity is characterized by rapidly advancing technology. Our success depends upon our ability to keep pace with advancing superconductive technology, including materials, processes and industry standards. Our development efforts to date have been focused principally on thallium barium calcium copper oxide, in the case of Superconductor, and yttrium barium copper oxide, in the case of Conductus. However, these materials may not ultimately prove commercially competitive against other currently known materials or materials that may be discovered in the future.

     We will have to continue to develop and integrate advances in technology for the fabrication of electronic circuits and devices and manufacture of commercial quantities of products. We will also need to continue to develop and integrate advances in complementary technologies. We cannot assure you that our development efforts will not be rendered obsolete by research efforts and technological advances made by others or that materials other than those currently used by us will not prove more advantageous for the commercialization of superconductive electronic products.

Our sales cycles are unpredictable and may be long, making future performance unpredictable.

     Our experience with the sales cycle for telecommunications products is limited. The sales cycle includes identification of decision makers within the customers’ organizations, development of an understanding of customer-specific performance and economic issues, convincing the customer through field trial reports of the benefits of systems offered, negotiation of purchase orders and deployment.

     Because customers who purchase our systems must commit a significant amount of capital and other resources, sales are subject to delays beyond our control. Our customers must consider budgetary constraints, comply with internal procedures for approving large expenditures and complete whatever testing is necessary for them to integrate new technologies that will affect our key operations. While the sales cycle for an initial order typically has been 12 to 24 months, we may experience longer sales cycles in the future. Such delays or lengthened sales cycles could have a material adverse effect on our business.

The supplier for our SuperLinkTM Tx line of power amplifiers was acquired by a competitor in 2003, and the loss of this product line could adversely affect the future growth of our commercial revenues.

     During 2002 and 2003, we were marketing a power amplifier product called the SuperLink Tx manufactured by another company. The SuperLink Tx was for wireless networks that suffer from insufficient transmit power on the downlink signal path. This problem is particularly prevalent after the uplink has been improved by using SuperLink Rx. Our supplier for this product was acquired by a competitor of ours in November 2003. We have not had significant sales of the SuperLink Tx product to date, but we consider it an important part of our overall business strategy of marketing SuperLink Solutions to maximize the performance of wireless networks. We are evaluating whether we can and should develop an alternative source of power amplifiers. The absence of a power amplifier from our product line could adversely affect our SuperLink Solutions business strategy and adversely affect our strategy for increasing commercial revenues.

     Our failure to successfully develop collaborative relationships with government agencies, research institutions and other companies could harm our business.

     We have established and continue to seek collaborative arrangements with corporate partners, government agencies and public and private research institutions to develop, manufacture and market superconductive electronic products. Our success depends on the development and success of these collaborative arrangements. However, we may not be able to enter into collaborative arrangements on commercially reasonable terms, and even if established, these arrangements may not succeed. If these programs are successful, our collaborative partners may seek to manufacture jointly developed products themselves or obtain them from alternative sources, rather than purchase them from us. Finally, these programs:

•	May require us to share control over our development, manufacturing and marketing programs and relinquish rights to our technology;

•	May be subject to termination at the discretion of the collaborative partners; and

•	May restrict our ability to engage in certain areas of product development, manufacturing and marketing.

We need to increase our manufacturing capacity to meet our planned production volumes, and our failure to do so would hamper our growth and long-term success.

     We need to increase our manufacturing capabilities to meet planned production volumes, and our failure to do so would hamper our growth and long-term success. Currently, we have only limited production facilities. To date, we have focused primarily on developing fabrication processes and producing limited quantities of products. Although our processing technology derives principally from semiconductor manufacturing technology, the fabrication of high-temperature superconductor components is especially difficult because of specific properties unique to high-temperature superconductor materials.

     We cannot assure you that we can develop the necessary manufacturing capability to attain yields sufficient to meet the demand for our products at a cost that will allow us to provide a price/performance advantage to customers in comparison with other alternatives. While we have established limited production facilities for our products, we may not be able to expand our processing, production control, assembly, testing and quality assurance capabilities to produce existing or planned superconductive electronic products in adequate commercial quantities.

     Even if our products meet performance standards acceptable to the superconductive electronics market, we cannot assure you that any such products will offer price/performance advantages in comparison with other alternatives sufficient to achieve market acceptance, or that production costs will be low enough to operate profitably.

We need to simplify our fabrication process for our radio frequency filters in order to cost-effectively manufacture the SuperLink Rx, our key product, in high volumes.

     We manufacture or “fabricate” the radio frequency filters in our SuperLink Rx, our key product, using integrated circuit manufacturing technology, and the cost of manufacturing the filters constitutes a significant part of the total product cost. We need a simpler and less costly fabrication process to manufacture large volumes of the SuperLink Rx in a cost effective manner. We are currently transitioning to a simpler and more scalable fabrication process acquired in our acquisition of Conductus, Inc. in December 2002. While the process has been tested and is currently used in the production of our PCS models, we could encounter significant problems implementing the process with newly designed equipment and on a larger scale. This could significantly delay the timing of our expansion plans, reduce the expected cost savings of manufacturing in high volumes and adversely affect our ability to price the SuperLink Rx competitively with competing technologies.

If we are unable to forecast our inventory needs accurately, we may be unable to obtain efficient manufacturing capacity or may incur unnecessary costs and produce excess inventory.

     We forecast our inventory needs base on anticipated product orders to determine manufacturing requirements. If we overestimate our requirements, we may have excess inventory, and our suppliers may as well, which could increase our costs. If we underestimate our requirements, our suppliers may have inadequate inventory, which could interrupt manufacturing and result in delays in shipments and recognition of revenues. In addition, lead times for ordering materials and components vary significantly and depend on factors such as the specific supplier, contract terms and demand for each component at a given time. Accordingly, if we inaccurately forecast demand, we may be unable to obtain adequate manufacturing capacity from our suppliers to meet customers’ delivery requirements, which would harm our business.

Our success depends on the attraction and retention of senior management and technical personnel with relevant expertise.

     As a competitor in a highly technical market, we depend heavily upon the efforts of our existing senior management and technical teams. The loss of the services of one or more members of these teams could slow product development and commercialization objectives. Due to the specialized nature of high-temperature superconductors, we also depend upon our ability to attract and retain qualified technical personnel with substantial industry knowledge and expertise. Competition for qualified personnel is intense and we may not be able to continue to attract and retain qualified personnel necessary for the development of our business.

Regulatory changes negatively affecting wireless communications companies could substantially harm our business.

     The Federal Communications Commission strictly regulates the operation of wireless base stations in the United States. Other countries also regulate the operation of base stations within their territories. Base stations and equipment marketed for use in base stations must meet specific technical standards. Our ability to sell our high-temperature superconductor filter subsystems will depend upon the rate of deployment of other new wireless digital services, the ability of base station equipment manufacturers and of base station operators to obtain and retain the necessary approvals and licenses, and changes in regulations that may impact the product requirements. Any failure or delay of base station manufacturers or operators in obtaining necessary approvals could harm our business.

We are depending on international sales for a significant portion of our future revenue growth, and our international business activities will subject us to risks that could cause demand for our products to fall short of expectations and increase our operating expenses.

     A significant part of our long-term business strategy involves the pursuit of growth opportunities in a number of international markets, including China, Japan, Korea, Europe and Latin America. In many international markets, barriers to entry are the result of long-standing relationships between potential customers and our local suppliers and protective regulations, including local content and service requirements. In addition, pursuit of international growth opportunities may require significant investments for an extended period before any returns are realized by us from our investment.

     Our business in international markets could be adversely affected by:

•	Different technology standards and design requirements;

•	Difficulty in attracting qualified personnel;

•	Longer payment cycles for and greater difficulties collecting accounts receivable;

•	Export controls, tariffs and other barriers;

•	Fluctuations in currency exchange rates;

•	Nationalization, expropriation and limitations on repatriation of cash;

•	Social, economic, banking and political risks;

•	Taxation;

•	Changes in U.S. laws and policies affecting trade, foreign investment and loans; and

•	Cultural differences in the conduct of business.

We may acquire or make investments in companies or technologies that could cause loss of value to stockholders and disruption of business.

     We intend to explore opportunities to acquire companies or technologies in the future. Entering into an acquisition entails many risks, any of which could adversely affect our business, including:

•	Failure to integrate the acquired assets and/or companies with current business;

•	The price paid may exceed the value eventually realized;

•	Loss of share value to existing stockholders as a result of issuing equity securities as part or the entire purchase price;

•	Potential loss of key employees from either our then current business or any acquired business;

•	Entering into markets in which we have little or no prior experience;

•	Diversion of financial resources and management’s attention from other business concerns;

•	Assumption of unanticipated liabilities related to the acquired assets; and

•	The business or technologies acquired or invested in may have limited operating histories and may be subjected to many of the same risks to which we are exposed.

If we acquire any companies or technologies in the future, they could prove difficult to integrate, could disrupt business, dilute stockholder value or adversely affect our operating results.

     We may acquire or make investments in complementary companies, services and technologies in the future. Other than the recent acquisition of Conductus, we have not made any such acquisitions or investments to date and, therefore, our ability as an organization to make acquisitions or investments is unproven.

     Acquisitions and investments involve numerous risks, including:

•	difficulties in integrating operations, technologies, services and personnel;

•	diversion of financial and management resources from existing operations;

•	risk of entering new markets;

•	potential loss of key employees; and

•	inability to generate sufficient revenues to offset acquisition or investment costs.

     In addition, future acquisitions could result in potentially dilutive issuances of equity securities, or the incurrence of debt, contingent liabilities or amortization expenses or charges related to goodwill or other intangible assets, any of which could harm our business. As a result, if we fail to properly evaluate and execute acquisitions or investments, our business and prospects may be seriously harmed.

If we are unable to implement appropriate controls and procedures to manage our expected growth, we may not be able to successfully offer our products and implement our business plan.

     Our ability to successfully offer our products and implement our business plan in a rapidly evolving market requires an effective planning and management process. Anticipated growth in future operations will continue to place, a significant strain on management systems and resources. We expect that we will need to continue to improve our financial and managerial controls, reporting systems and procedures, and will need to continue to expand, train and manage our work force worldwide. Furthermore, we expect that we will be required to manage multiple relationships with various customers and other third parties.

Compliance with environmental regulations could be especially costly due to the hazardous materials used in the manufacturing process.

     We are subject to a number of federal, state and local governmental regulations related to the use, storage, discharge and disposal of toxic, volatile or otherwise hazardous chemicals used in our business. Any failure to comply with present or future regulations could result in fines being imposed, suspension of production or interruption of operations. In addition, these regulations could restrict our ability to expand or could require us to acquire costly equipment or incur other significant expense to comply with environmental regulations or to clean up prior discharges.

Terrorism and the declaration of war by the United States against terrorism may have adversely affected, and may in the future adversely affect, our business.

     The terrorist attacks in the United States on September 11, 2001, the declaration of war by the United States against terrorism and the war with Iraq have created significant instability and uncertainty in the world, which may have had, and may in the future have, a material adverse effect on world financial markets, including financial markets in the United States. In addition, such adverse political events may have had, and may in the future have, an adverse impact on economic conditions in the United States. Unfavorable economic conditions in the United States may have had, and may in the future have, an adverse affect on us, including, but not limited to, our ability to expand the market for our products, obtain financing as needed, enter into strategic relationships and effectively compete in the information exchange and knowledge exchange markets.

The reliability of market data included in our public filings is uncertain.

     Since we are relatively new to the commercial market and operate in a rapidly changing market, we have in the past, and may from time to time in the future, include market data from industry publications and our own internal estimates in some of the documents we file with the Securities Exchange Commission. The reliability of this data cannot be assured. Industry publications generally state that the information contained in these publications has been obtained from sources believed to be reliable, but that its accuracy and completeness is not guaranteed. Although we believe that the market data used in our SEC filings is and will be reliable, it has not been independently verified. Similarly, internal companyestimates, while believed by us to be reliable, have not been verified by any independent sources.

Risks Related to Our Common Stock

Our common stock may continue to be volatile, and we may be exposed to costly securities class action lawsuits.

     The market price and trading volume of our common stock has been and is likely to continue to be highly volatile. Our common stock may be significantly affected by the following factors:

•	Actual or anticipated fluctuations in operating results;

•	Announcements of technological innovations;

•	Announcements of new products or new contracts by us or our competitors;

•	Conditions and trends in the telecommunications and other technology industries; and

•	Changes in estimates of our future financial results or recommendations by securities analysts.

     It is possible that the price of the common stock will decline below current prices, and that you would lose all or part of your investment. Equity markets continue to experience significant price and volume fluctuations that are unrelated to the operating performance of individual companies. This is particularly true for technology companies. Broad market fluctuations may cause the market price of our common stock to decline.

     In the past, securities class action lawsuits have often been brought against such companies following periods of stock price volatility. We may be affected by similar litigation in the future, which could result in substantial costs and cause a diversion of management’s attention and resources. This could significantly harm our business, operating results or financial condition.

Your ability to sell shares of our common stock may depend upon us maintaining our Nasdaq listing.

     Our common stock is listed on the Nasdaq National Market. We cannot assure you that it will always be listed. The Nasdaq National Market has rules for maintaining a listing, including a minimum stock price of $1 per share. Although we currently meet these requirements, we may not meet all of them in the future, particularly if the price of our common stock declines. For example, as recently as March 2003, our stock price was close to falling below $1 per share. If our common stock is not listed with Nasdaq, it may be difficult or impossible to sell it.

Our corporate governance structure may prevent our acquisition by another company at a premium over the public trading price of Superconductor shares.

     It is possible that the acquisition of a majority of our outstanding voting stock by another company could result in Superconductor’s stockholders receiving a premium over the public trading price for our shares. Provisions of our restated certificate of incorporation and bylaws and of Delaware corporate law could delay or make more difficult an acquisition of our company by merger, tender offer or proxy contest, even if it would create an immediate benefit to our stockholders. For example, our restated certificate of incorporation does not permit stockholders to act by written consent and our bylaws generally require ninety (90) days advance notice of any matters to be brought before the stockholders at an annual or special meeting.

     In addition, our board of directors has the authority to issue up to 2,000,000 shares of preferred stock and to determine the terms, rights and preferences of this preferred stock, including voting rights of those shares, without any further vote or action by the stockholders. The rights of the holders of common stock may be subordinate to, and adversely affected by, the rights of holders of preferred sock that may be issued in the future. The issuance of preferred stock could also make it more difficult for a third party to acquire a majority of our outstanding voting stock, even at a premium over our public trading price.

     Further, our certificate of incorporation also provides for a classified board of directors with directors divided into three classes serving staggered terms. These provisions may have the effect of delaying or preventing a change in control of Superconductor without action by our stockholders and, therefore, could adversely affect the price of our stock or the possibility of sale of shares to an acquiring person.

USE OF PROCEEDS

     Unless otherwise indicated in the applicable prospectus supplement, we anticipate that the net proceeds from the sale of the securities under this prospectus will be used for general corporate purposes. General corporate purposes may include repayment of debt, capital expenditures, and any other purposes that we may specify in any prospectus supplement. In addition, we may use a portion of any net proceeds to acquire complementary products, technologies or businesses. We will have significant discretion in the use of any net proceeds. Investors will be relying on the judgment of our management regarding the application of the proceeds of any sale of the securities. We may invest the net proceeds temporarily until we use them for their stated purpose.

RATIO OF EARNINGS TO FIXED CHARGES

     The following table sets forth our ratios of earnings to fixed charges for the periods indicated.

	Years Ended December 31

(in thousands, except for ratios)	1999	2000	2001	2002	2003

Ratio of earnings to fixed charges	$—	—	—	—	—
Deficiency of earnings available to cover fixed charges	$10,875	$20,656	$17,201	$19,513	$11,345
Deficiency of earnings available to cover combined fixed charges and preferred stock dividends	$11,783	$21,325	$19,804	$21,269	$11,345

     For purposes of computing the ratio of our earnings to fixed charges and earnings to combined fixed charges and preference dividends, earnings consist of loss before income tax benefit plus fixed charges. There was no income tax benefit recognized in each of the years in the five year period ended December 31, 2003. Fixed charges represent interest expense and an estimated interest factor attributable to rental expense (33%). The preferred stock dividends in 1999 represent accretion of the carrying value of redeemable preferred stock and in 2000, 2001 and 2002 represent the accretion of the 7% conversion premium on Series E Convertible Preferred Stock.

     The ratios provided above are often used by investors to evaluate a company’s capital structure and its ability to make payments on its debt.

DESCRIPTION OF COMMON AND PREFERRED STOCK

     The following description of our common stock and preferred stock, together with the additional information we include in any applicable prospectus supplement, summarizes the material terms and provisions of the common stock and the preferred stock that we may offer pursuant to this prospectus. While the terms we have summarized below will apply generally to any future common stock or preferred stock that we may offer, we will describe the particular terms of any class or series of these securities in more detail in the applicable prospectus supplement. For the complete terms of our common stock and preferred stock, please refer to our amended and restated certificate of incorporation and our amended and restated bylaws that are incorporated by reference into the registration statement of which this prospectus is a part or may be incorporated by reference in this prospectus or any prospectus supplement. The terms of these securities may also be affected by the General Corporation Law of the State of Delaware. The summary below and that contained in any prospectus supplement is qualified in its entirety by reference to our amended and restated certificate of incorporation and our amended and restated bylaws.

Authorized Capitalization

     We have 127,000,000 shares of capital stock authorized under our certificate of incorporation, consisting of 125,000,000 shares of common stock and 2,000,000 shares of preferred stock. As of February 27, 2004, we had 69,097,298 shares of common stock outstanding and no shares of preferred stock outstanding. The authorized shares of common stock and preferred stock are available for issuance without further action by our stockholders, unless such action is required by applicable law or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded. If the approval of our stockholders is not so required, our board of directors may determine not to seek stockholder approval.

Common Stock

     Holders of our common stock are entitled to such dividends as may be declared by our board of directors out of funds legally available for such purpose, subject to any preferential dividend rights of any then outstanding preferred stock. The shares of common stock are neither redeemable or convertible. Holders of common stock have no preemptive or subscription rights to purchase any of our securities.

     Each holder of our common stock is entitled to one vote for each such share outstanding in the holder’s name. No holder of common stock is entitled to cumulate votes in voting for directors.

     In the event of our liquidation, dissolution or winding up, the holders of our common stock are entitled to receive pro rata our assets which are legally available for distribution, after payments of all debts and other liabilities and subject to the prior rights of any holders of preferred stock then outstanding. All of the outstanding shares of our common stock are, and the shares of common stock issued upon the conversion of any securities convertible into our common stock will be, fully paid and non-assessable. The shares of common stock offered by this prospectus or upon the conversion of any preferred stock or debt securities or exercise of any warrants offered pursuant to this prospectus, when issued and paid for, will also be, fully paid and non-assessable.

     Our common stock is listed on the Nasdaq National Market under the symbol “SCON.” Registrar & Transfer Company is the transfer agent and registrar for our common stock. Its address is 10 Commerce Drive, Cranford, NJ 07016, and its telephone number is (800)866-1340.

Preferred Stock

     Our certificate of incorporation permits us to issue up to 2,000,000 shares of preferred stock in one or more series and with rights and preferences that may be fixed or designated by our board of directors without any further action by our stockholders. Although it has no present intention to do so, our board of directors may issue preferred stock with terms that could adversely affect the voting power of the holders of common stock. If we issue preferred stock, it may have the effect of delaying, deferring or preventing a change of control.

     Preferred stock could thus be issued quickly with terms calculated to delay or prevent a change in control of STI or to make removal of management more difficult. Additionally, the issuance of preferred stock may decrease the market price of our common stock. The number of authorized shares of preferred stock may be increased or decreased, but not decreased below the number of shares then outstanding, by the affirmative vote of the holders of a majority of the common stock without a vote of the holders of preferred stock, or any series of preferred stock, unless a vote of any such holder is required pursuant to the terms of such series of preferred stock.

     The following description sets forth certain general terms and provisions of the preferred stock we may issue. If we offer convertible preferred stock, such stock will be convertible into shares of our common stock. With respect to any convertible preferred stock or preferred stock (each referred to herein as preferred stock) we may choose to offer, the specific designations and rights will be described in the prospectus supplement relating to the preferred stock offered, including the following terms. Each time that we issue a new series of preferred stock, we will file with the SEC a definitive certificate of designations which will state the designation, powers, preferences, rights and qualifications, limitations and restrictions of that series of preferred stock. In addition, the prospectus supplement relating to that new series of preferred stock will specify particular amount, price and other terms of that new series. These terms will include:

•	the designation of the series, which may be by distinguishing number, letter or title;

•	the number of shares of the series, which number the board of directors may thereafter (except where otherwise provided in the preferred stock designation) increase or decrease (but not below the number of shares thereof then outstanding);

•	the price at which the preferred stock will be issued;

•	the dividend rate, the dates on which the dividends will be payable, if any, whether dividends shall be cumulative or noncumulative and other terms relating to the payment of dividends on the preferred stock;

•	the redemption rights and price or prices, if any, for shares of the series;

•	whether the preferred stock is redeemable or subject to a sinking fund, and the terms and amount of such sinking fund provided for the purchase or redemption of shares of the series;

•	the amounts payable on shares of the series, and the special or relative rights of such shares, in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of our company;

•	whether the shares of the series shall be convertible into shares of any other class or series, or any other security, of our company or any other corporation, and, if so, the specification of such other class or series or such other security, the conversion price or prices or rate or rates, any adjustments thereof, the date or dates as of which such shares shall be convertible and all other terms and conditions upon which such conversion may be made;

•	any listing of the preferred stock on any securities exchange;

•	the relative ranking and preferences of the preferred stock as to dividend rights and rights upon liquidation and dissolution or winding up;

•	restrictions on the issuance of shares of the same series or of any other class or series;

•	the voting rights, if any, of the holders of shares of the series, provided that no share of preferred stock of any series will be entitled to more than one vote per share of preferred stock; and

•	any additional rights, preferences, qualifications, limitations and restrictions of the preferred stock.

     Any prospectus supplement filed in connection with an offering of preferred stock will describe all material terms of such series of preferred stock and all material terms of any common stock, if any, issuable upon conversion of such preferred stock. However, the description of the terms of the preferred stock to be set forth in an applicable prospectus supplement will not be complete and will be subject to and qualified in its entirety by reference to the certificate of amendment to our certificate of incorporation relating to the applicable series of preferred stock, together with our bylaws. The registration statement of which this prospectus forms a part currently does or will in the future include the certificate of amendment and our bylaws as exhibits or incorporate them by reference.

     The preferred stock will, if and when issued, be fully paid and non-assessable. The holders of the preferred stock will not have preemptive rights.

Anti-Takeover Effects of Certain Provisions of Delaware Law and Our Charter Documents

     The following is a summary of certain provisions of Delaware law, our certificate of incorporation and our by-laws. This summary does not purport to be complete and is qualified in its entirety by reference to the corporate law of Delaware and our certificate of incorporation and by-laws.

     Effect of Delaware Anti-Takeover Statute. We are subject to Section 203 of the Delaware General Corporation Law, an anti-takeover law. In general, Section 203 prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date that the stockholder became an interested stockholder, unless:

•	prior to that date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•	upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares of voting stock outstanding (but not the voting stock owned by the interested stockholder) those shares owned by persons who are directors and officers and by excluding employee stock plans in which employee participants do not have the right to determine whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•	on or subsequent to that date, the business combination is approved by the board of directors of the corporation and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66-2/3% of the outstanding voting stock that is not owned by the interested stockholder.

     Section 203 defines “business combination” to include the following:

•	any merger or consolidation involving the corporation and the interested stockholder;

•	any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

•	subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

•	any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

•	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

     In general, Section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation, or who beneficially owns 15% or more of the outstanding voting stock of the corporation at anytime within a three year period immediately prior to the date of determining whether such person is an interested stockholder, and any entity or person affiliated with or controlling or controlled by any of these entities or persons.

     Our Charter Documents. Our charter documents include provisions that may have the effect of discouraging, delaying or preventing a change in control or an unsolicited acquisition proposal that a stockholder might consider favorable, including a proposal that might result in the payment of a premium over the market price for the shares held by our stockholders. Certain of these provisions are summarized in the following paragraphs.

     Classified Board of Directors. Pursuant to our certificate of incorporation, the number of directors is fixed by our board of directors. Our directors are divided into three classes, each class to serve a three year term and to consist as nearly as possible of one third of the directors. Pursuant to our by-laws, directors elected by stockholders at an annual meeting of stockholders will be elected by a plurality of all votes cast.

     No Stockholder Action by Written Consent. Our by-laws provide that a special meeting of stockholders may be called only by the chairman of the board, a majority of the entire board of directors or the president. Stockholders are not permitted to call, or to require that the board of directors call, a special meeting of stockholders. Moreover, the business permitted to be conducted at any special meeting of stockholders is limited to the business brought before the meeting pursuant to the notice of the meeting given. In addition, our certificate of incorporation provides that any action taken by our stockholders must be effected at an annual or special meeting of stockholders and may not be taken by written consent instead of a meeting. Our by-laws establish an advance notice procedure for stockholders to nominate candidates for election as directors or to bring other business before meetings of our stockholders.

     Change in Control Agreements. A number of our executives have agreements with us that entitle them to payments in certain circumstances following a change in control.

DESCRIPTION OF DEBT SECURITIES

General

     The debt securities that we may issue will constitute debentures, notes, bonds or other evidences of indebtedness of STI, to be issued in one or more series, which may include senior debt securities, subordinated debt securities and senior subordinated debt securities. The particular terms of any series of debt securities we offer, including the extent to which the general terms set forth below may be applicable to a particular series, will be described in a prospectus supplement relating to such series.

     Debt securities that we may issue will be issued under an indenture between us and a trustee. We have filed the form of the indenture as an exhibit to the registration statement of which this prospectus is a part. If we enter into any indenture supplement, we will file a copy of that supplement with the SEC.

     THE FOLLOWING DESCRIPTION IS A SUMMARY OF THE MATERIAL PROVISIONS OF THE INDENTURE. IT DOES NOT RESTATE THE INDENTURE IN ITS ENTIRETY. THE INDENTURE IS GOVERNED BY THE TRUST INDENTURE ACT OF 1939. THE TERMS OF THE DEBT SECURITIES INCLUDE THOSE STATED IN THE INDENTURE AND THOSE MADE PART OF THE INDENTURE BY REFERENCE TO THE TRUST INDENTURE ACT. WE URGE YOU TO READ THE INDENTURE BECAUSE IT, AND NOT THIS DESCRIPTION, DEFINES YOUR RIGHTS AS A HOLDER OF THE DEBT SECURITIES.

     The indenture contains no covenant or provision which affords debt holders protection in the event of a highly leveraged transaction.

Information You Will Find in the Prospectus Supplement

     The indenture provides that we may issue debt securities from time to time in one or more series by resolution of our board of directors or by means of a supplemental indenture, and that we may denominate the debt securities and make them payable in foreign currencies. The indenture does not limit the aggregate principal amount of debt securities that can be issued thereunder. The prospectus supplement for a series of debt securities will provide information relating to the terms of the series of debt securities being offered, which may include:

•	the title and denominations of the debt securities of the series;

•	any limit on the aggregate principal amount of the debt securities of the series;

•	the date or dates on which the principal and premium, if any, with respect to the debt securities of the series are payable or the method of determination thereof;

•	the rate or rates, which may be fixed or variable, at which the debt securities of the series shall bear interest, if any, or the method of calculating and/or resetting such rate or rates of interest;

•	the dates from which such interest shall accrue or the method by which such dates shall be determined and the basis upon which interest shall be calculated;

•	the interest payment dates for the series of debt securities or the method by which such dates will be determined, the terms of any deferral of interest and any right of ours to extend the interest payments periods;

•	the place or places where the principal and interest on the series of debt securities will be payable;

•	the terms and conditions upon which debt securities of the series may be redeemed, in whole or in part, at our option or otherwise;

•	our obligation, if any, to redeem, purchase, or repay debt securities of the series pursuant to any sinking fund or other specified event or at the option of the holders and the terms of any such redemption, purchase, or repayment;

•	the terms, if any, upon which the debt securities of the series may be convertible into or exchanged for other securities, including, among other things, the initial conversion or exchange price or rate and the conversion or exchange period;

•	if the amount of principal, premium, if any, or interest with respect to the debt securities of the series may be determined with reference to an index or formula, the manner in which such amounts will be determined;

•	if any payments on the debt securities of the series are to be made in a currency or currencies (or by reference to an index or formula) other than that in which such securities are denominated or designated to be payable, the currency or currencies (or index or formula) in which such payments are to be made and the terms and conditions of such payments;

•	any changes or additions to the provisions of the indenture dealing with defeasance, including any additional covenants that may be subject to our covenant defeasance option;

•	the currency or currencies in which payment of the principal and premium, if any, and interest with respect to debt securities of the series will be payable, or in which the debt securities of the series shall be denominated, and the particular provisions applicable thereto in accordance with the indenture;

•	the portion of the principal amount of debt securities of the series which will be payable upon declaration of acceleration or provable in bankruptcy or the method by which such portion or amount shall be determined;

•	whether the debt securities of the series will be secured or guaranteed and, if so, on what terms;

•	any addition to or change in the events of default with respect to the debt securities of the series;

•	the identity of any trustees, authenticating or paying agents, transfer agents or registrars;

•	the applicability of, and any addition to or change in, the covenants currently set forth in the indenture;

•	the subordination, if any, of the debt securities of the series and terms of the subordination;

•	any other terms of the debt securities of the series which are not prohibited by the indenture; and

•	whether securities of the series shall be issuable as registered securities or bearer securities (with or without interest coupons), and any restrictions applicable to the offering, sale or delivery of such bearer securities and the terms upon which such bearer securities of a series may be exchanged for registered securities, and vice versa.

     Holders of debt securities may present debt securities for exchange in the manner, at the places, and subject to the restrictions set forth in the debt securities, the indenture, and the prospectus supplement. We will provide these services without charge, other than any tax or other governmental charge payable in connection therewith, but subject to the limitations provided in the indenture, any board resolution establishing such debt securities and any applicable indenture supplement. Debt securities in bearer form and the coupons, if any, appertaining thereto will be transferable by delivery.

Senior Debt

     We may issue senior debt securities under the indenture and any coupons that will constitute part of our senior debt. Unless otherwise set forth in the applicable indenture supplement or in any board resolution establishing such debt securities and described in a prospectus supplement, the senior debt securities will be senior unsecured obligations, ranking equally with all of our existing and future senior unsecured debt. The senior debt securities will be senior to all of our subordinated debt and junior to any secured debt we may incur as to the assets securing such debt.

Subordinated Debt

     We may issue subordinated debt securities under the indenture and any coupons that will constitute part of such subordinated debt. These subordinated debt securities will be subordinate and junior in right of payment, to the extent and in the manner set forth in the indenture and any applicable indenture supplement, to all of our senior indebtedness.

     If this prospectus is being delivered in connection with a series of subordinated debt securities, the accompanying prospectus supplement or the information incorporated by reference will set forth the approximate amount of senior indebtedness, if any, outstanding as of the end of our most recent fiscal quarter.

Senior Subordinated Debt

     We may issue senior subordinated debt securities under the indenture and any coupons that will constitute part of our senior subordinated debt. These senior subordinated debt securities will be, to the extent and in the manner set forth in the indenture, subordinate and junior in right of payment to all of our “senior indebtedness” and senior to our other subordinated debt. See the discussions above under “—Senior Debt” and “—Subordinated Debt” for a more detailed explanation of our senior and subordinated indebtedness.

Interest Rate

     Debt securities that bear interest will do so at a fixed rate or a floating rate. We may sell, at a discount below the stated principal amount, any debt securities which bear no interest or which bear interest at a rate that at the time of issuance is below the prevailing market rate. The relevant prospectus supplement will describe the special United States federal income tax considerations applicable to:

•	any discounted debt securities; and

•	any debt securities issued at par which are treated as having been issued at a discount for United States federal income tax purposes.

Registered Global Securities

     We may issue registered debt securities of a series in the form of one or more fully registered global securities. We will deposit the registered global security with a depositary or with a nominee for a depositary identified in the prospectus supplement relating to such series. The global security or global securities will represent and will be in a denomination or aggregate denominations equal to the portion of the aggregate principal amount of outstanding registered debt securities of the series to be represented by the registered global security or securities. Unless it is exchanged in whole or in part for debt securities in definitive registered form, a registered global security may not be transferred, except as a whole in three cases:

•	by the depositary for the registered global security to a nominee of the depositary;

•	by a nominee of the depositary to the depositary or another nominee of the depositary; and

•	by the depositary or any nominee to a successor of the depositary or a nominee of the successor.

     The prospectus supplement relating to a series of debt securities will describe the specific terms of the depositary arrangement concerning any portion of that series of debt securities to be represented by a registered global security. We anticipate that the following provisions will generally apply to all depositary arrangements.

     Upon the issuance of a registered global security, the depositary will credit, on its book-entry registration and transfer system, the principal amounts of the debt securities represented by the registered global security to the accounts of persons that have accounts with the depositary. These persons are referred to as “participants.” Any underwriters, agents or debtors participating in the distribution of debt securities represented by the registered global security will designate the accounts to be credited. Only participants or persons that hold interests through participants will be able to beneficially own interests in a registered global security. The depositary for a global security will maintain records of beneficial ownership interests in a registered global security for participants. Participants or persons that hold through participants will maintain records of beneficial ownership interests in a global security for persons other than participants. These records will be the only means to transfer beneficial ownership in a registered global security.

     The laws of some states may require that specified purchasers of securities take physical delivery of the securities in definitive form. These laws may limit the ability of those persons to own, transfer or pledge beneficial interests in global securities.

     So long as the depositary, or its nominee, is the registered owner of a registered global security, the depositary or its nominee will be considered the sole owner or holder of the debt securities represented by the registered global security for all purposes under the indenture. Except as set forth below, owners of beneficial interests in a registered global security:

•	may not have the debt securities represented by a registered global security registered in their names;

•	will not receive or be entitled to receive physical delivery of debt securities represented by a registered global security in definitive form; and

•	will not be considered the owners or holders of debt securities represented by a registered global security under the indenture.

     Accordingly, each person owning a beneficial interest in a registered global security must rely on the procedures of the depositary for the registered global security and, if the person is not a participant, on the procedures of the participant through which the person owns its interests, to exercise any rights of a holder under the indenture applicable to the registered global security.

     We understand that, under existing industry practices, if we request any action of holders, or if an owner of a beneficial interest in a registered global security desires to give or take any action which a holder is entitled to give or take under the indenture, the depositary for the registered global security would authorize the participants holding the relevant beneficial interests to give or take the action, and the participants would authorize beneficial owners owning through the participants to give or take the action or would otherwise act upon the instructions of beneficial owners holding through them.

Payment of Interest on and Principal of Registered Global Securities

     We will make principal, premium, if any, and interest payments on debt securities represented by a registered global security registered in the name of a depositary or its nominee to the depositary or its nominee as the registered owner of the registered global security. None of STI, the trustee, or any paying agent for debt securities represented by a registered global security will have any responsibility or liability for:

•	any aspect of the records relating to, or payments made on account of, beneficial ownership interests in such registered global security;

•	maintaining, supervising, or reviewing any records relating to beneficial ownership interests;

•	the payments to beneficial owners of the global security of amounts paid to the depositary or its nominee; or

•	any other matter relating to the actions and practices of the depositary, its nominee or any of its participants.

     We expect that the depositary, upon receipt of any payment of principal, premium or interest in respect of the global security, will immediately credit participants’ accounts with payments in amounts proportionate to their beneficial interests in the principal amount of a registered global security as shown on the depositary’s records. We also expect that payments by participants to owners of beneficial interests in a registered global security held through participants will be governed by standing instructions and customary practices. This is currently the case with the securities held for the accounts of customers registered in “street name.” Such payments will be the responsibility of participants.

Exchange of Registered Global Securities

     We may issue debt securities in definitive form in exchange for the registered global security if both of the following occur:

•	the depositary for any debt securities represented by a registered global security is at any time unwilling or unable to continue as depositary or ceases to be a clearing agency registered under the Exchange Act; and

•	we do not appoint a successor depositary within 90 days.

     In addition, we may, at any time, determine not to have any of the debt securities of a series represented by one or more registered global securities. In this event, we will issue debt securities of that series in definitive form in exchange for all of the registered global security or securities representing those debt securities.

Our Covenants

     The indenture includes covenants by us, including among other things that we will make all payments of principal and interest at the times and places required. The board resolution or supplemental indenture establishing each series of debt securities may contain additional covenants, including covenants which could restrict our right to incur additional indebtedness or liens and to take certain actions with respect to our businesses and assets.

Events of Default

     Unless otherwise indicated in the applicable prospectus supplement, the following will be events of default under the indenture with respect to each series of debt securities issued under the indenture:

•	failure to pay when due any interest on any debt security of that series, continued for 30 days;

•	failure to pay when due the principal of, or premium, if any, on, any debt security of that series;

•	default in the payment of any sinking fund installment with respect to any debt security of that series when due and payable;

•	failure to perform any other covenant or agreement of ours under the indenture or the supplemental indenture with respect to that series or the debt securities of that series, continued for 90 days after written notice to us by the trustee or holders of at least 25% in aggregate principal amount of the outstanding debt securities of the series to which the covenant or agreement relates;

•	certain events of bankruptcy, insolvency or similar proceedings affecting us; and

•	any other event of default specified in any supplemental indenture under which such series of debt securities is issued.

     Except as to certain events of bankruptcy, insolvency or similar proceedings affecting us and except as provided in the applicable prospectus supplement, if any event of default shall occur and be continuing with respect to any series of debt securities under the indenture, either the trustee or the holders of at least 25% in aggregate principal amount of outstanding debt securities of such series may accelerate the maturity of all debt securities of such series. Upon certain events of bankruptcy, insolvency or similar proceedings affecting us, the principal, premium, if any, and interest on all debt securities of each series shall be immediately due and payable.

     After any such acceleration, but before a judgment or decree based on acceleration has been obtained by the trustee, the holders of a majority in aggregate principal amount of each affected series of debt securities may waive all defaults with respect to such series and rescind and annul such acceleration if all events of default, other than the non-payment of accelerated principal, have been cured, waived or otherwise remedied.

     No holder of any debt securities will have any right to institute any proceeding with respect to the indenture or for any remedy under the indenture, unless such holder shall have previously given to the trustee written notice of a continuing event of default and the holders of at least 25% in aggregate principal amount of the outstanding debt securities of the relevant series shall have made written request and offered indemnity satisfactory to the trustee to institute such proceeding as trustee, and the trustee shall not have received from the holders of a majority in aggregate principal amount of the outstanding debt securities of such series a direction inconsistent with such request and shall have failed to institute such proceeding within 60 days. However, such limitations do not apply to a suit instituted by a holder of a debt security for enforcement of payment of the principal of and premium, if any, or interest on such debt security on or after the respective due dates expressed in such debt security.

Supplemental Indentures

     We and the trustee may, at any time and from time to time, without prior notice to or consent of any holders of debt securities, enter into one or more supplemental indentures to, among other things:

•	add guarantees to or secure any series of debt securities;

•	provide for the succession of another person pursuant to the provisions of the indenture relating to consolidations, mergers and sales of assets and the assumption by such successor of our covenants, agreements, and obligations, or to otherwise comply with the provisions of the indenture relating to consolidations, mergers, and sales of assets;

•	surrender any right or power conferred upon us under the indenture or to add to our covenants further covenants, restrictions, conditions or provisions for the protection of the holders of all or any series of debt securities;

•	cure any ambiguity or to correct or supplement any provision contained in the indenture, in any supplemental indenture or in any debt securities that may be defective or inconsistent with any other provision contained therein;

•	modify or amend the indenture in such a manner as to permit the qualification of the indenture or any supplemental indenture under the Trust Indenture Act;

•	add to or change any of the provisions of the indenture to permit the defeasance and discharge of any series of debt securities pursuant to the indenture, so long as any such action does not adversely affect the interests of the holders of debt securities of any series in any material respect;

•	add to, change, or eliminate any of the provisions of the indenture with respect to one or more series of debt securities, so long as any such addition, change or elimination shall not apply to any debt securities of any series created prior to the execution of such supplemental indenture and entitled to the benefit of such provision;

•	evidence and provide for the acceptance of appointment by a successor or separate trustee; and

•	establish the form or terms of debt securities of any series and to make any change that does not adversely affect the interests of the holders of debt securities.

     With the consent of the holders of at least a majority in principal amount of debt securities of each series affected by such supplemental indenture (each series voting as one class), we and the trustee may enter into one or more supplemental indentures for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the indenture or modifying in any manner the rights of the holders of debt securities of each such series.

     Notwithstanding our rights and the rights of the trustee to enter into one or more supplemental indentures with the consent of the holders of debt securities of the affected series as described above, no such supplemental indenture shall, without the consent of the holder of each outstanding debt security of the affected series, among other things:

•	change the final maturity of the principal of, or any installment of interest on, any debt securities;

•	reduce the principal amount of any debt securities or the rate of interest on any debt securities;

•	change the currency in which any debt securities are payable;

•	release any security interest that may have been granted with respect to such debt securities;

•	impair the right of the holders to conduct a proceeding for any remedy available to the trustee;

•	reduce the percentage in principal amount of any series of debt securities whose holders must consent to an amendment or supplemental indenture;

•	modify the ranking or priority of the securities;

•	reduce any premium payable upon the redemption of any debt securities or change the time at which any debt security may be redeemed; or

•	make any change that adversely affects the relative rights of holders of subordinated debt securities with respect to senior debt securities.

Satisfaction and Discharge of the Indenture; Defeasance

     Except to the extent set forth in a supplemental indenture with respect to any series of debt securities, we, at our election, may discharge the indenture and the indenture shall generally cease to be of any further effect with respect to that series of debt securities if (a) we have delivered to the trustee for cancellation all debt securities of that series (with certain limited exceptions) or (b) all debt securities of that series not previously delivered to the trustee for cancellation shall have become due and payable, or are by their terms to become due and payable within one year or are to be called for redemption within one year, and we have deposited with the trustee the entire amount sufficient to pay at maturity or upon redemption all such debt securities.

     In addition, we have a “legal defeasance option” (pursuant to which we may terminate, with respect to the debt securities of a particular series, all of our obligations under such debt securities and the indenture with respect to such debt securities) and a “covenant defeasance option” (pursuant to which we may terminate, with respect to the debt securities of a particular series, our obligations with respect to such debt securities under certain specified covenants contained in the indenture). If we exercise our legal defeasance option with respect to a series of debt securities, payment of such debt securities may not be accelerated because of an event of default. If we exercise our covenant defeasance option with respect to a series of debt securities, payment of such debt securities may not be accelerated because of an event of default related to the specified covenants.

     We may exercise our legal defeasance option or our covenant defeasance option with respect to the debt securities of a series only if we irrevocably deposit in trust with the trustee cash or U.S. government obligations (as defined in the indenture) for the payment of principal, premium, if any, and interest with respect to such debt securities to maturity or redemption, as the case may be. In addition, to exercise either of our defeasance options, we must comply with certain other conditions, including the delivery to the trustee of an opinion of counsel to the effect that the holders of debt securities of such series will not recognize income, gain or loss for Federal income tax purposes as a result of such defeasance and will be subject to Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance had not occurred (and, in the case of legal defeasance only, such opinion of counsel must be based on a ruling from the Internal Revenue Service or other change in applicable Federal income tax law).

     The trustee will hold in trust the cash or U.S. government obligations deposited with it as described above and will apply the deposited cash and the proceeds from deposited U.S. government obligations to the payment of principal, premium, if any, and interest with respect to the debt securities of the defeased series. In the case of subordinated debt securities, the money and U.S. government obligations held in trust will not be subject to the subordination provisions of the indenture.

Mergers, Consolidations and Certain Sales of Assets

We may not

•	consolidate with or merge into any other person or entity or permit any other person or entity to consolidate with or merge into us in a transaction in which we are not the surviving entity, or

•	transfer, lease or dispose of all or substantially all of our assets to any other person or entity unless:

•	the resulting, surviving or transferee entity shall be a corporation organized and existing under the laws of the United States or any state thereof and such resulting, surviving or transferee entity shall expressly assume, by supplemental indenture, all of our obligations under the debt securities and the indenture;

•	immediately after giving effect to such transaction (and treating any indebtedness which becomes an obligation of the resulting, surviving or transferee entity as a result of such transaction as having been incurred by such entity at the time of such transaction), no default or event of default would occur or be continuing; and

•	we shall have delivered to the trustee an officers’ certificate and an opinion of counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with the indenture.

Governing Law

     The indenture and the debt securities will be governed by the laws of the State of New York.

No Personal Liability of Directors, Officers, Employees and Stockholders

     No director, officer, incorporator or stockholder of STI, as such, shall have any liability for any obligations of STI under the debt securities or the indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation, solely by reason of his, her, or its status as director, officer, incorporator or stockholder of STI. By accepting a debt security, each holder waives and releases all such liability, but only such liability. The waiver and release are part of the consideration for issuance of the debt securities. Nevertheless, such waiver may not be effective to waive liabilities under the federal securities laws and it has been the view of the SEC that such a waiver is against public policy.

Conversion or Exchange Rights

     Any debt securities issued under the indenture may be convertible into or exchangeable for shares of our equity or other securities. The terms and conditions of such conversion or exchange will be set forth in the applicable prospectus supplement. Such terms may include, among others, the following:

•	the conversion or exchange price;

•	the conversion or exchange period;

•	provisions regarding our ability or that of the holder to convert or exchange the debt securities;

•	events requiring adjustment to the conversion or exchange price; and

•	provisions affecting conversion or exchange in the event of our redemption of such debt securities.

Concerning the Trustee

     The indenture provides that there may be more than one trustee with respect to one or more series of debt securities. If there are different trustees for different series of debt securities, each trustee will be a trustee of a trust under a supplemental indenture separate and apart from the trust administered by any other trustee under such indenture. Except as otherwise indicated in this prospectus or any prospectus supplement, any action permitted to be taken by a trustee may be taken by the trustee only with respect to the one or more series of debt securities for which it is the trustee under an indenture. Any trustee under the indenture or a supplemental indenture may resign or be removed with respect to one or more series of debt securities. All payments of principal of, premium, if any, and interest on, and all registration, transfer, exchange, authentication and delivery of (including authentication and delivery on original issuance of the debt securities), the debt securities of a series will be effected by the trustee with respect to such series at an office designated by the trustee.

     The indenture contains limitations on the right of the trustee, should it become a creditor of STI, to obtain payment of claims in certain cases or to realize on certain property received in respect of any such claim as security or otherwise. If the trustee acquires an interest that conflicts with any duties with respect to the debt securities, the trustee is required to either resign or eliminate such conflicting interest to the extent and in the manner provided by the indenture.

Limitations on Issuance of Bearer Debt Securities

     Debt securities in bearer form are subject to special U.S. tax requirements and may not be offered, sold, or delivered within the United States or its possessions or to a U.S. person, except in certain transactions permitted by U.S. tax regulations. Investors should consult the relevant prospectus supplement, in the event that bearer debt securities are issued for special procedures and restrictions that will apply to such an offering.

DESCRIPTION OF WARRANTS

     We may issue securities warrants for the purchase of debt securities, preferred stock or common stock. Securities warrants may be issued independently or together with debt securities, preferred stock or common stock and may be attached to or separate from any offered securities. Each series of securities warrants will be issued under a separate warrant agreement to be entered into between us and a securities warrant agent. The securities warrant agent will act solely as our agent in connection with the securities warrants and will not assume any obligation or relationship of agency or trust for or with any registered holders of securities warrants or beneficial owners of securities warrants. This summary of some provisions of the securities warrants is not complete. You should refer to the securities warrant agreement, including the forms of securities warrant certificate representing the securities warrants, relating to the specific securities warrants being offered for the complete terms of the securities warrant agreement and the securities warrants. The securities warrant agreement, together with the terms of securities warrant certificate and securities warrants, will be filed with the SEC in connection with the offering of the specific securities warrants.

     The particular terms of any issue of securities warrants will be described in the prospectus supplement relating to the issue. Those terms may include:

•	the title of such warrants;

•	the aggregate number of such warrants;

•	the price or prices at which such warrants will be issued;

•	the currency or currencies (including composite currencies) in which the price of such warrants may be payable;

•	the terms of the securities purchasable upon exercise of such warrants and the procedures and conditions relating to the exercise of such warrants;

•	the price at which the securities purchasable upon exercise of such warrants may be purchased;

•	the date on which the right to exercise such warrants will commence and the date on which such right shall expire;

•	any provisions for adjustment of the number or amount of securities receivable upon exercise of the warrants or the exercise price of the warrants;

•	if applicable, the minimum or maximum amount of such warrants that may be exercised at any one time;

•	if applicable, the designation and terms of the securities with which such warrants are issued and the number of such warrants issued with each such security;

•	if applicable, the date on and after which such warrants and the related securities will be separately transferable;

•	information with respect to book-entry procedures, if any; and

•	any other terms of such warrants, including terms, procedures and limitations relating to the exchange or exercise of such warrants.

     The prospectus supplement relating to any warrants to purchase equity securities may also include, if applicable, a discussion of certain U.S. federal income tax and ERISA considerations.

     Securities warrants for the purchase of preferred stock and common stock will be offered and exercisable for U.S. dollars only. Securities warrants will be issued in registered form only.

     Each securities warrant will entitle its holder to purchase the principal amount of debt securities or the number of shares of preferred stock or common stock at the exercise price set forth in, or calculable as set forth in, the applicable prospectus supplement.

     After the close of business on the expiration date, unexercised securities warrants will become void. We will specify the place or places where, and the manner in which, securities warrants may be exercised in the applicable prospectus supplement.

     Upon receipt of payment and the warrant certificate properly completed and duly executed at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement, we will, as soon as practicable, forward the purchased securities. If less than all of the warrants represented by the warrant certificate are exercised, a new warrant certificate will be issued for the remaining warrants.

     Prior to the exercise of any securities warrants to purchase debt securities, preferred stock or common stock, holders of the securities warrants will not have any of the rights of holders of the debt securities, preferred stock or common stock purchasable upon exercise, including (i) in the case of securities warrants for the purchase of debt securities, the right to receive payments of principal of, any premium or interest on the debt securities purchasable upon exercise or to enforce covenants in the applicable indenture, or (ii) in the case of securities warrants for the purchase of preferred stock or common stock, the right to vote or to receive any payments of dividends on the preferred stock or common stock purchasable upon exercise.

PLAN OF DISTRIBUTION

     We may sell the securities being offered hereby in one or more of the following ways from time to time:

•	through agents to the public or to investors;

•	to underwriters for resale to the public or to investors;

•	directly to investors; or

•	through a combination of any of these methods of sale.

     We will set forth in a prospectus supplement the terms of that particular offering of securities, including:

•	the name or names of any agents or underwriters;

•	the purchase price of the securities being offered and the proceeds we will receive from the sale;

•	any over-allotment options under which underwriters may purchase additional securities from us;

•	any agency fees or underwriting discounts and other items constituting agents’ or underwriters’ compensation;

•	any initial public offering price;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any securities exchanges or markets on which such securities may be listed.

Agents

     We may designate agents who agree to use their reasonable efforts to solicit purchases of our securities for the period of their appointment or to sell our securities on a continuing basis.

Underwriters

     If we use underwriters for a sale of securities, the underwriters will acquire the securities for their own account. The underwriters may resell the securities in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase the securities will be subject to the conditions set forth in the applicable underwriting agreement. The underwriters will be obligated to purchase all the securities of the series offered if they purchase any of the securities of that series. We may change from time to time any initial public offering price and any discounts or concessions the underwriters allow or reallow or pay to dealers. We may use underwriters with whom we have a material relationship. We will describe the nature of any such relationship in any prospectus supplement naming any such underwriter.

Direct Sales

     We may also sell securities directly to one or more purchasers without using underwriters or agents. Underwriters, dealers and agents that participate in the distribution of the securities may be underwriters as defined in the Securities Act, and any discounts or commissions they receive from us and any profit on their resale of the securities may be treated as underwriting discounts and commissions under the Securities Act. We will identify in the applicable prospectus supplement any underwriters, dealers or agents and will describe their compensation. We may have agreements with the underwriters, dealers and agents to indemnify them against specified civil liabilities, including liabilities under the Securities Act. Underwriters, dealers and agents may engage in transactions with or perform services for us in the ordinary course of their businesses.

Trading Markets and Listing of Securities

     Unless otherwise specified in the applicable prospectus supplement, each class or series of securities will be a new issue with no established trading market, other than our common stock, which is listed on the Nasdaq National Market. We may elect to list any other class or series of securities on any exchange or market, but we are not obligated to do so. It is possible that one or more underwriters may make a market in a class or series of securities, but the underwriters will not be obligated to do so and may discontinue any market making at any time without notice. We cannot give any assurance as to the liquidity of the trading market for any of the securities.

Stabilization Activities

     Any underwriter may engage in overallotment, stabilizing transactions, short covering transactions and penalty bids in accordance with Regulation M under the Exchange Act. Overallotment involves sales in excess of the offering size, which create a short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Short covering transactions involve purchases of the securities in the open market after the distribution is completed to cover short positions. Penalty bids permit the underwriters to reclaim a selling concession from a dealer when the securities originally sold by the dealer are purchased in a covering transaction to cover short positions. Those activities may cause the price of the securities to be higher than it would otherwise be. If commenced, the underwriters may discontinue any of these activities at any time.

Passive Market Marking

     Any underwriters who are qualified market markers on the Nasdaq National Market may engage in passive market making transactions in the securities on the Nasdaq National Market in accordance with Rule 103 of Regulation M, during the business day prior to the pricing of the offering, before the commencement of offers or sales of the securities. Passive market makers must comply with applicable volume and price limitations and must be identified as passive market makers. In general, a passive market maker must display its bid at a price not in excess of the highest independent bid for such security. If all independent bids are lowered below the passive market maker’s bid, however, the passive market maker’s bid must then be lowered when certain purchase limits are exceeded.

LEGAL MATTERS

     Certain legal matters relating to the validity of the common stock offered by this prospectus will be passed upon for us by Guth|Christopher LLP, Los Angeles, California.

EXPERTS

     The financial statements of Superconductor Technologies Inc. incorporated in this Prospectus by reference to the Annual Report on Form 10-K of Superconductor Technologies Inc. for the year ended December 31, 2003 have been so incorporated in reliance on the report (which contains an explanatory paragraph related to the Company’s ability to continue as a going concern as further described in Note 2 to the financial statements) of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

     We have filed with the SEC a registration statement on Form S-3 to register the securities offered by this prospectus. However, this prospectus does not contain all of the information contained in the registration statement and the exhibits and schedules to the registration statement. We encourage you to carefully read the registration statement and the exhibits and schedules to the registration statement.

     As a public company, we are required to file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any of our materials on file with the SEC at the SEC’s Public Reference Room at 450 Fifth Street, N.W., Judiciary Plaza, Washington, DC 20549, as well as at the SEC’s regional office at 5757 Wilshire Boulevard, Suite 500, Los Angeles, California 90036. Our filings are available to the public over the Internet at the SEC’s website at http:\\www.sec.gov. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room.

DOCUMENTS INCORPORATED BY REFERENCE

     The SEC requires us to “incorporate by reference” certain of our publicly-filed documents into this prospectus, which means that information included in those documents is considered part of this prospectus. Information that we file with the SEC after the effective date of this prospectus will automatically update and supersede this information, as well as the other information contained in this prospectus. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, or until we terminate the effectiveness of this registration statement.

     The following documents filed with the SEC are incorporated by reference in this prospectus:

•	Our Annual Report on Form 10-K for the year ended December 31, 2003 (including information specifically incorporated by reference into our Form 10-K from our definitive Proxy Statement for our 2004 Annual Meeting);

•	The financial statements and financial statement schedule of Conductus, Inc. which appear in Amendment No. 1 to our Registration Statement on Form S-4 (Reg No. 333-10098 filed with the SEC on November 18, 2002);

•	The description of our common stock contained in our registration statement on Form 8-A filed with the SEC on January 4, 1993; and

•	All of the filings pursuant to the Securities Exchange Act that we may make after the date hereof and prior to the termination of the offering contemplated by this prospectus.

     Certain Current Reports on Form 8-K dated both prior to and after the date of this prospectus are or will be furnished to the Securities and Exchange Commission and shall not be deemed “filed” with the Securities and Exchange Commission and will not be incorporated by reference into this prospectus.

     We will furnish without charge to you, on written or oral request, a copy of any or all of the documents incorporated by reference, other than exhibits to those documents. You should direct any requests for documents to our Secretary, at our principal executive offices at Superconductor Technologies Inc., 460 Ward Drive, Santa Barbara, California 93111-2310 or by telephone at (805) 690-4500.

     This prospectus is part of a registration statement we have filed with the SEC. You should rely only on the information incorporated by reference or provided in this prospectus, or any supplement thereof. No one else is authorized to provide you with different information. You should not rely on any other representations. We are not making an offer of these securities in any state where the offer is not permitted. Our affairs may change after this prospectus or any supplement is distributed. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of those documents. You should read all information supplementing this prospectus.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table itemizes the fees and expenses incurred or expected to be incurred by the Registrant in connection with the issuance and distribution of the securities being registered, other than underwriting discounts and commission. All amounts are estimates except the SEC registration fee.

SEC registration fee	$6,500
Printing and engraving expenses	50,000
Legal fees and expenses	100,000
Accounting fees and expenses	50,000
Transfer agent fees	25,000
Trustee fees and expenses	50,000
Miscellaneous fees	5,000

Total	$286,500

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 145 of the Delaware Law General Corporation (the “Delaware Law”) provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation — a “derivative action”), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys’ fees) incurred in connection with defense or settlement of such action, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. Under Section 145, a corporation shall indemnify an agent of the corporation for expenses actually and reasonably incurred if and to the extent such person was successful on the merits in a proceeding or in defense of any claim, issue or matter therein.

     The Company may from time to time be subject to Section 2115 of the California Corporations Code (the “California Code”), according to which Section 317 of the California Code applies to the indemnification of officers and directors of the Registrant. Under Section 317 of the California Code, permissible indemnification by a corporation of its officers and directors is substantially the same as permissible indemnification under Section 145 of the Delaware Law, except that (i) permissible indemnification does not cover actions the person reasonably believed were not opposed to the best interests of the corporation, as opposed to those the person believed were in fact in the best interests of the corporation, (ii) the Delaware Law permits advancement of expenses to agents other than officers and directors only upon approval of the board of directors, (iii) in a case of stockholders approval of indemnification, the California Code requires certain minimum votes in favor of such indemnification and excludes the vote of the potentially indemnified person, and (iv) the California Code only permits independent counsel to approve indemnification if an independent quorum of directors is not obtainable, while the Delaware Law permits the directors in any circumstances to appoint counsel to undertake such determination.

     Section 145 of the Delaware Law and Section 317 of the California Code provide that they are not exclusive of other indemnification that may be granted by a corporation’s charter, bylaws, disinterested director vote, stockholders vote, agreement or otherwise. The limitation of liability contained in the Company’s Certificate of Incorporation and the indemnification provision included in the Company’s bylaws are consistent with Delaware Law Sections 102(b)(7) and 145 and California Code Section 317. The Company has purchased directors and officers liability insurance.

     Section 145 of the Delaware Law authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933. The Company’s Certificate of Incorporation and the Company’s Bylaws provide for indemnification of its directors, officers, employees and other agents to the maximum extent permitted by the Delaware Law. In addition, the Company has entered into indemnification agreements with certain of its officers and directors.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Company pursuant to such provisions, the Company has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in such Act and is therefore unenforceable.

ITEM 16. EXHIBITS

EXHIBIT
NUMBER	DESCRIPTION

1.1	Form of Underwriting Agreement *
3.1	Restated Certificate of Incorporation (1)
3.2	Bylaws, as amended (1)
4.1	Form of Common Stock Certificate (2)
4.2	Form of Indenture (3)
4.3	Form of Debt Security*
4.4	Form of Warrant Agreement*
4.5	Form of Certificate of Designation for Preferred Stock*
5.1	Legal Opinion of Guth | Christopher LLP (3)
12.1	Computation of Ratio of Earnings to Fixed Charges (3)
23.1	Consent of Guth|Christopher LLP (included in legal opinion filed as Exhibit 5.1)
23.2	Consent of PricewaterhouseCoopers LLP (3)
23.3	Consent of PricewaterhouseCoopers LLP (3)
25.1	Statement of Eligibility of Trustee on Form T-1 with respect to Debt Securities*

*	To be filed by amendment or by a report on Form 8-K.

(1)	Incorporated by reference from the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2001.

(2)	Incorporated by reference from the Company’s Registration Statement on Form S-1 (Reg. No. 33-56714).

(3)	Filed herewith.

ITEM 17. UNDERTAKINGS

(a)	Rule 415 Offering. The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that paragraphs 1(i) and 1(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act that are incorporated by reference in this registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	Filings Incorporating Subsequent Exchange Act Documents by Reference. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Request for Acceleration of Effective Date. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(d)	Qualification of Trust Indentures Under the Trust Indenture Act of 1939 for Delayed Offerings. If and when applicable, the undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Commission under Section 305(b)2 of the Act.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonably grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this amendment to registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Santa Barbara, State of California, on this 16th day of March, 2004.

SUPERCONDUCTOR TECHNOLOGIES INC.

By:	/s/ M. Peter Thomas

M. Peter Thomas President and Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this amendment to registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ M. Peter Thomas M. Peter Thomas	President, Chief Executive Officer and Director (Principal Executive Officer)	March 16, 2004

/s/ Martin S. McDermut Martin S. McDermut	Senior Vice President, Chief Financial Officer and Secretary (Principal Financial Officer)	March 16, 2004

* William J. Buchanan	Controller (Principal Accounting Officer)	March 16, 2004

* H. Vaughan Blaxter, III	Director	March 16, 2004

* Robert P. Caren	Director	March 16, 2004

* John Carlson	Director	March 16, 2004

* Martin A. Kaplan	Director	March 16, 2004

S-1

Signature	Title	Date

* John D. Lockton	Chairman	March 16, 2004

* Robert J. Majteles	Director	March 16, 2004

* Joseph C. Manzinger	Director	March 16, 2004

* Charles E. Shalvoy	Director	March 16, 2004

* David L. Short	Director	March 16, 2004

By: /s/ Martin S. McDermut Martin S. McDermut as attorney-in fact	Senior Vice President, Chief Financial Officer and Secretary	March 16, 2004

S-2